(English Translation)

Shandong Yinguang Internet Technology Co., Ltd

Chinese-foreign Equity Joint Venture Contract

Between

Shandong Linyi Yinguang Fusi Internet Digital Technology Co., Ltd

And

BroadWebAsia, Inc.

Chapter 1 General Provisions

Shandong Linyi Yinguang Fusi Internet Digital Technology Co., Ltd and BroadWebAsia, Inc., on the basis of the principle of equity and mutual benefit and pursuant to the Equity Purchase Agreement executed by both parties, agree to jointly invest 1.2 million USD to establish a joint venture enterprise in Shandong Linyi.

Chapter 2 Parties

Article 1     Parties of this contract are as follows:

(1) Shangdong Linyi Yinguang Fusi Internet Digital Technology Co., Ltd (hereinafter referred to as Party A)

Registered address: No. 16, Lantian Pedestrian Street Furen Street, Lanshan District, Linyi City, Shandong Province, China

Legal representative: Sun Bowen
Position: Chairman of the board
Nationality: China
Telephone: 086-539-8226109

(2) BroadWebAsia, Inc.

Registered address: 9255 Sunset Blvd., Suite 1010 Los Angeles, California 90025 USA

Legal representative: Daniel Yeh
Nationality: USA
Telephone: 001-310-550-5911

Chapter 3 Establishment of the Joint Venture Company

Article 2     In accordance with the "Law of the People’s Republic of China on Chinese-foreign Equity Joint Venture", Party A and Party B reach an agreement on the foundation of the joint venture.

Article 3     The name of the company: 山东银光网络技术有限公司
English name: Shandong Yinguang Internet Technology Co., Ltd.
Legal address: No. 129, Heping road, Fei County, Linyi City, Shandong Province.

Article 4     All the activity of the joint venture shall be subject to the relevant laws and regulations of People’s Republic of China.

Article 5     The organization form of the joint venture company is a limited liability company. Each party is liable to the joint venture company within the limit of the capital subscribed by it. The profit, risks and losses of the joint venture company shall be shared by the parties in proportion to their contributions of the registered capital.

Chapter 4 Scope and Achievements

Article 6     The aim of the joint venture is, by the using of advanced network technology and abundant capital to develop the international market and enforce economic cooperation, in order to create favorable social and economic efficiency.

Article 7     The scope of the company includes manufacture and development of network software; consultation of network technology; establishment of website; design, making and publication of webpage, network cartoon, network advertisement.

Article 8     Achievement of the joint venture company: the value of the website www.9E3.com will increase 300% within 18 months after the jointly investment and become the top 100 in China.

Chapter 5 Total Amount of Investment and the registered Capital

Article 9     The total amount of the joint venture is 1.2 million USD with full amount of register capital.

Article 10     Party A will invest RMB 4.74 million on cash, (equal to 0.6 million USD with the exchange rate 1:7.9), accounting for 50% of the total amount . Party B will invest 0.6 million USD on cash remitting, accounting for 50% of the registered value.

Article 11     The registered capital of the joint venture company shall be paid in by Party A and Party B according to their respective proportion of their investment, two times within 3months after the day the business license issued. (at the first time of getting the certificate license , the amount of $ 0.3 million should be paid first ) and the local qualified accounting firm shall issue the Capital Verification Report.

Article 12     Increase, reduction and transition of the registered capital shall be permitted by the Board of Director and approved by the examination government, and modification register shall be made in State Administrative Industry and Commerce Bureau. If any party herein intends to transfer the whole or part shares to any third party, it shall get consent of the other party. If the other party disagrees the shares transfer, it shall purchase such shares. Or it is deemed as the approval of the shares transfer. When one party transfer whole or part of its shares, the other party has the priority of purchase.

Chapter 6 Responsibilities of Each Party

Article 13     Party A and Party B shall be respectively responsible for the following matters:

Responsibilities of Party A:

(1) Handle of applications for approval, register, business license and other matters;
(2) Pay the required contribution according to Article 10 an Article 11 herein;
(3) Distribute the operating management personnel and technical staff and other needed talents to the joint venture and assist to employ;
(4) Transfer the website www.9E3.com and related equipments of the original company to the joint venture and in charge of take charge the relevant transfer procedure;
(5) Deal with other matters assigned by joint venture.

Responsibilities of Party B:

(1) Pay the required contribution according to article 10 an article 11 in the contract;
(2) Provide foreign advanced technology and plans of market operating;
(3) Assist the joint venture company in international market’s operation;
(4) Deal with other matters assigned by joint venture.

Chapter 7 Board of Directors

Article 14     The joint venture company establishes the Board of Directors. The date of registration of the joint venture company shall be the date of the establishment of the Board of Directors. The Board of Directors is the highest authority of the joint venture, which has the power to determine the material events, operation plans and management strategy. The decision shall be made on the approval of the unanimous agreement of the Board of Directors. For other matters, the method of majority and simple majority shall be adopted. The Board of Directors is composed of three directors (Party A’s founders and representative of Party B’s investor). Among which, one is chairman appointed by Party A and other two are directors respectively appointed by Party A and Party B. One supervisor shall be elected by Party B, whose term is four years and can be renewed if continuously appointed by the appointer. The voting right of shareholders’ meeting and Board of Directors shall be executed pursuant to contribution proportion. Chairman of director and the directors’ term is four year and can be renewed if continuously appointed by the appointer.

Article 15     The chairman of the board is the legal representative of the joint venture company. Should the chairman be unable to exercise he responsibilities for some reasons, he shall authorize any other directors to represent the joint venture company temporarily.

Article 16     The board of directors shall convene at least one meeting every one year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than one third of the total number of directors. Minutes of the meetings shall be placed on file. If the president cannot present by reasons, he or she can appoint other one in writing.

Chapter 8 Business Management Office

Article 17     The joint venture company shall establish a management office which shall be responsible for its daily management. The management office shall have one general manager, and one deputy general manager. The first general manager shall be recommended by party A and be assisted by the deputy manager. The management office can be divided into several departments and each of which are responsible for their own department and carry out what the general manager and deputy manager have assigned, and are also responsible for them.

Article 18     In case of graft or serious dereliction of duty on the part of the general manager and deputy general managers, the Board of Directors shall is entitled to dismiss them at any time.

Chapter 9 Purchase of Equipment and Stock-In-Trade

Article 19     Under same conditions, the joint venture company shall give first priority to purchase required equipment, stock-in-trade, transportation and office supplies or others in China.

Article 20     In case the joint venture company purchase equipment or stock-in-trade from overseas market, it shall be agreed by both parties herein, and the price should not be higher than that of same goods in international market.

Chapter 10 Labor Management

Article 21 Labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalty and other matters concerning the staff and the workers of the joint venture company shall be drawn up between the joint venture company and the Labor Union of the joint venture company as a whole or individual employees in accordance with the "Regulations of the People’s Republic of China on labor Management in Equity Joint Ventures Enterprise". The labor contract shall, after being signed, be filed with the local labor management department.

Article 22     The appointment of senior administrative personnel recommended by both parties, and their treatment, such as salaries, social insurance, welfare and the standard of travel expenses, shall be decided by the Board of Directors.

Chapter 11 Finance, Accounting, Audit and Tax

Article 23     The financial system shall be established according to the Accounting System of China and Foreign-invested Enterprise and Accounting Items and Accounting Statements of China and Foreign-invested Industrial Enterprise issued by the People’s Republic of China Financial Department and company’s actual conditions, and carry out after the approval of the Board of Directors.

Article 24     Financial checking and examination of the joint venture company shall be conducted by an auditor registered in China and reports shall be submitted to the Board of Directors and the general manager.

Article 25     In the first three months of each fiscal year, the general manager shall prepare previous year’s proposal regarding the disposal of profits, and submit them to the Board of Directors for examination and approval. And in the last three months of each fiscal year, the general manager shall submit next year’s business and budget plan to the Board of Directors for examination and approval.

Article 26     The joint venture company shall allocate reserve funds, bonuses and welfare funds for staff and workers and expansion funds for the company according to Law of the People’s Republic of China on Chinese-foreign Equity Joint Venture. Board of Directors shall decide each year’s proportion of allocation, actual amount of these three funds every year and the profit-distributable amount.

Article 27     Staff members and workers of the joint venture company shall pay individual income tax according to the "Individual Income Tax Law of the People’s Republic of China".

Chapter 12 Duration of the Joint Venture Company

Article 28     The duration of the joint venture company is 20 years. The establishment of the joint venture company shall start form the date on which the business license of the joint venture company is issued.

An application for the extension of the duration, proposed by one party and unanimously approved by the Board of Directors, shall be submitted to relevant authority six months prior to the expiry date of the joint venture.

Chapter 13 The Disposal of Assets After the Expiration of the Duration

Article 29     Upon the expiration of the duration or termination before the date of expiration of the joint venture, liquidation shall be carried out according to the relevant law. The liquidated assets shall be distributed in accordance with the proportion of investment contributed by both parties.

Chapter 14 Insurance

Article 30     The joint venture company may choose insurance company. The types, value and duration of insurance shall be decided by the Board of Directors.

Chapter 15 The Amendment, Alteration and Discharge of the Contract

Article 31     The amendment of the contract or other appendixes shall come into force only after the written agreement signed by Party A and Party B and approved by the original examination and approval authority.

Article 32     In case of inability to fulfill the contract or to continue operation due to heavy losses in successive years as a result of force majeure, the duration of the joint venture and the contract shall be terminated before the time of expiration after unanimously agree upon by the Board of Directors and approved by the original examination and approval authority.

Article 33     If one party fails to fulfill the obligations of this contract, the party shall be deemed as unilaterally terminates the contract. The other party shall have the right to terminate the contract in accordance with the provisions of the contract after approved by the original examination and approval authority as well as to claim damages.

Chapter 16 Liabilities for Breach of Contract

Article 34     Any party fails to pay required contribution on time according to Chapter 5 herein, other party is entitled to terminate this contract in accordance with Article 37 herein and to claim damages to the breaching party.

Article 35     Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the breaching party shall bear the responsibilities thus caused. Should it be the fault of both parties, they shall bear their respective responsibilities according to actual situation.

Chapter 17 Force Majeure

Article 36     Should either of parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire and war and other unforeseen events, and their happening and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by cable without any delay, and within 15 days thereafter provide the detailed information of the events and a valid document for evidence issued by the relevant notary organization for explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, though consultations, decide whether to terminate the contract or to exempt the part of obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 18 Governing Law

Article 37     The execution, validity, interpretation and settlement of the dispute of this contract shall be governed by the related laws of the People’s Republic of China.

Chapter 19 Settlement of Disputes

Article 38     Any disputes arising from the execution of, or in connection with the contract shall be settle through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of China for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties.

Article 39     During the arbitration, the contract shall be executed continuously by both parties except for matter in disputes.

Chapter 20 Writing

Article 40     This contract shall be written in Chinese.

Chapter 21 Effectiveness and Miscellaneous

Article 41     This contract and its appendices shall be effective on the date of approval by relevant authority.

Article 42     Should notices in connection with any party’s rights and obligations be sent by either Party A or Party B by telephone, fax or email, the written letter notices shall be also required afterwards. The legal addresses of Party A and Party B listed in this contract shall be the posting addresses.

Article 43     For any other matters with are not covered in this contract or conflict with Equity Purchase Agreement, the Equity Purchase Agreement will prevail.

Article 44     Each party holds one copy of this contract.

Party A: Shangdong Linyi Yinguang Fusi	Party B: BroadWebAsia, Inc
Internet Digital Technology Co., Ltd

By: /s/	By: /s/

Date: November 14, 2006	Date: November 14, 2006